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                                  EXHIBIT 11
                       KAMAN CORPORATION AND SUBSIDIARIES
                     EARNINGS PER COMMON SHARE COMPUTATION
                    (In Thousands Except Per Share Amounts)

                                            1994     1993     1992
                                            ----     ----     ----
Primary:
  Net earnings (loss) applicable
    to common stock                     $(16,897) $(29,497)  $17,376
                                        ========   =======   =======
 Weighted average number of common
    shares outstanding                    18,175    18,133    18,172
 Weighted average shares issuable on
    exercise of dilutive stock options      *          *         111
                                         -------   -------   -------
    Total                                 18,175    18,133    18,283
                                         =======   =======   =======
 Net earnings (loss) per
    common share-primary                 $  (.93)  $ (1.63)  $   .95
                                         =======   =======   =======
Fully diluted:
 Net earnings(loss)applicable
    to common stock                     $(16,897) $(29,497)  $17,376
 Elimination of interest expense on
    6% subordinated convertible
    debentures (net after taxes)              *         *      3,414
 Elimination of preferred stock
    dividend requirement                      *        *       ---
                                         -------   -------    ------
      Net earnings(loss)(as adjusted)   $(16,897) $(29,497)  $20,790
                                         =======   =======   =======
 Weighted average number of shares
     outstanding including shares
     issuable on stock option exercises   18,175    18,133    18,283
 Shares issuable on conversion of 6%
    subordinated convertible debentures      *         *       4,067
 Shares issuable on conversion of
    Series 2 preferred stock                 *         *          -
 Additional shares using ending market
    price instead of average market on
    treasury method use of stock
    option proceeds                          *         *          16
                                         -------   -------   -------
    Total                                 18,175    18,133    22,366
                                         =======   =======   =======
 Net earnings (loss) per
   common share-fully diluted           $ ( .93)   $ (1.63)  $   .93
                                         =======   =======   =======

*Anti-dilutive and accordingly not included in the computation.
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